Exhibit 99.3

Universal Food and Beverage
Contact: August J. Liguori
Chief Executive Officer
(630)584-8670 www.ufbv.com

For Immediate Release: June 7, 2006

Universal Food & Beverage Announces Interim Financing

Universal Food & Beverage Company (OTCBB:UFBVE) announced today that it received $300,000 of interim financing from accredited investors who are current shareholders in connection with a private placement of secured exchangeable bridge notes. The Bridge Notes mature on the earlier of August 30, 2006 or upon a Qualified Financing unless otherwise extended by the holders. Interest is at the rate of 12% per annum and is payable on the maturity date. A Qualified Financing is the Company’s issuance of any debt, equity or equity equivalent instrument with an aggregate gross proceeds to us of at least $2 million.

The Company is in process of revising its business plans to secure additional financing needed for its operations. While the Company believes that it can complete a Qualified Financing in the near term, there can be no assurance that it will complete a Qualified Financing.

The Company has filed a Current Report on Form 8-K today with the Securities and Exchange Commission covering these and other matters.

About Universal Food and Beverage Company

Universal Food and Beverage (“Universal” or the “Company”) is a manufacturer of co-packed, private label and branded beverage products. Universal offers turnkey solutions including the development, manufacturing and distribution of a wide variety of beverage products across several different processes for co-packer and private label customers.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan” and “continue” or similar words. The Company has based these statements on its current expectations about future events. Although it believes that its expectations reflected in or suggested by its forward-looking statements are reasonable, actual results may differ materially from what it currently expects. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are described in the Company’s Form 10K-SB/A under “Risk Factors” and include the need for additional financing; acceptance of its products in the marketplace; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; adverse weather conditions; its ability to finance expansion plans and general operating activities; regulatory and legal changes; the effectiveness of its advertising and marketing programs; fluctuations in the cost and availability of raw materials; dependence upon third-party vendors; dependence on key customers; integration of acquisitions; ability to sustain and manage growth; and changes in economic and political conditions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.